Exhibit 99.1

CONTACTS:	Investors	Media
	Robin Washington	Amy Flood
	(650) 522-5688	(650) 522-5643

Susan Hubbard
(650) 522-5715

For Immediate Release

GILEAD SCIENCES ANNOUNCES RECORD THIRD QUARTER 2009 FINANCIAL RESULTS

- Record Total Revenues of $1.80 Billion, Up 31 Percent over Third Quarter 2008 -

- Record Product Sales of $1.65 Billion, Up 23 Percent over Third Quarter 2008 -

- Third Quarter EPS of $0.72 per Share -

- Third Quarter Non-GAAP EPS of $0.78 per Share -

Foster City, CA, October 20, 2009 - Gilead Sciences, Inc. (Nasdaq: GILD) announced today its results of operations for the quarter ended September 30, 2009. Total revenues for the third quarter of 2009 were $1.80 billion, up 31 percent compared to total revenues of $1.37 billion for the third quarter of 2008. Net income for the third quarter of 2009 was $673.0 million, or $0.72 per diluted share. Net income for the third quarter of 2008 was $495.9 million, or $0.52 per diluted share. Non-GAAP net income for the third quarter of 2009, which excludes after-tax acquisition-related expenses, restructuring expenses and stock-based compensation expenses, was $730.3 million, or $0.78 per diluted share. Non-GAAP net income for the third quarter of 2008, which excluded after-tax stock-based compensation expenses of $30.1 million, was $525.9 million, or $0.55 per diluted share.

Product Sales

Product sales increased 23 percent to a record $1.65 billion for the third quarter of 2009, compared to $1.34 billion in the third quarter of 2008. This increase in sales was driven primarily by Gilead’s antiviral franchise, including the strong growth in sales of Atripla® (efavirenz 600 mg/ emtricitabine 200 mg/ tenofovir disoproxil fumarate 300 mg) and continued growth in sales of Truvada® (emtricitabine/tenofovir disoproxil fumarate), as well as the addition of Ranexa® (ranolazine) to our commercial portfolio.

Antiviral Franchise

Antiviral product sales increased 19 percent to $1.47 billion in the third quarter of 2009, up from $1.23 billion for the same quarter of 2008. The increase was driven primarily by sales volume growth of Atripla and Truvada.

•	Truvada

Truvada sales increased 13 percent to $620.6 million for the third quarter of 2009, up from $549.1 million in the third quarter of 2008, driven primarily by sales volume growth in the United States and Europe.

•	Atripla

Atripla sales increased 42 percent to $605.3 million for the third quarter of 2009, up from $427.6 million in the third quarter of 2008, driven primarily by sales volume growth in the United States and Europe.

•	Viread

Viread® (tenofovir disoproxil fumarate) sales increased nine percent to $169.7 million for the third quarter of 2009, up from $156.0 million in the third quarter of 2008, driven primarily by sales volume growth in the United States and Europe.

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Gilead Sciences, Inc. 333 Lakeside Drive Foster City, CA 94404 USA	www.gilead.com
phone 650 574 3000 facsimile 650 578 9264

October 20, 2009	Page 2

•	Other Antiviral Products

Other antiviral product sales which consist of Hepsera® (adefovir dipivoxil) and Emtriva® (emtricitabine) were $74.7 million for the third quarter of 2009.

Letairis

Sales of Letairis® (ambrisentan) for the treatment of pulmonary arterial hypertension increased 52 percent to $48.1 million for the third quarter of 2009, up from $31.7 million for the third quarter of 2008, driven primarily by sales volume growth in the United States.

Ranexa

Sales of Ranexa for the treatment of chronic angina were $49.0 million for the third quarter of 2009.

Royalty, Contract and Other Revenues

Royalty, contract and other revenues resulting primarily from collaborations with corporate partners were $152.4 million in the third quarter of 2009, compared to $32.8 million for the third quarter of 2008. This increase was driven primarily by higher Tamiflu® (oseltamivir phosphate) royalties from F. Hoffmann-La Roche Ltd of $113.5 million in the third quarter of 2009, compared to Tamiflu royalties of $8.6 million in the third quarter of 2008 resulting from increased sales related to pandemic planning initiatives worldwide. The Tamiflu royalties contributed approximately $0.09 to Gilead’s earnings per share in the third quarter of 2009.

Research and Development

Research and development (R&D) expenses in the third quarter of 2009 were $269.9 million compared to $188.1 million for the third quarter of 2008. Non-GAAP R&D expenses for the third quarter of 2009, which exclude restructuring and stock-based compensation expenses, were $242.2 million compared to $170.4 million for the third quarter of 2008, which excluded stock-based compensation expenses. This increase was driven primarily by R&D expense reimbursement related to Gilead’s collaboration with Tibotec Pharmaceuticals (Tibotec) as well as higher headcount and expenses to support the growth of Gilead’s R&D activities.

Selling, General and Administrative

Selling, general and administrative (SG&A) expenses in the third quarter of 2009 were $227.4 million compared to $189.2 million for the third quarter of 2008. Non-GAAP SG&A expenses for the third quarter of 2009, which exclude acquisition-related transaction costs, restructuring expenses and stock-based compensation expenses, were $200.3 million, compared to $167.9 million for the same quarter in 2008, which excluded stock-based compensation expenses. This increase was driven primarily by higher headcount and expenses to support Gilead’s expanding commercial activities.

Net Foreign Currency Exchange Impact

The net foreign currency exchange impact on third quarter 2009 revenues and pre-tax earnings, which includes revenues and expenses generated from outside the United States, was an unfavorable $51.0 million and $22.1 million, respectively, compared to the third quarter of 2008.

Cash, Cash Equivalents and Marketable Securities

As of September 30, 2009, Gilead had cash, cash equivalents and marketable securities of $3.29 billion compared to $3.24 billion as of December 31, 2008. This increase was primarily due to cash flows generated from operations, partially offset by cash paid to acquire CV Therapeutics and share repurchase activities. For the first nine months of 2009, Gilead generated $2.12 billion of operating cash flows including $860.6 million in the third quarter of 2009.

Adoption of New Accounting Pronouncements

On July 1, 2009, Gilead adopted Statement of Financial Accounting Standards (SFAS) No. 168, “The Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) and the Hierarchy of Generally Accepted Accounting Principles (GAAP)—a replacement of SFAS No. 162” (SFAS 168), which establishes the FASB ASC as the source of authoritative U.S. GAAP recognized by the FASB to be applied by non-governmental entities. As a result of the adoption of SFAS 168, the majority of references to historically issued accounting pronouncements are now superseded by references to the FASB ASC, with no financial impact. Certain accounting pronouncements, such as SFAS 168, will remain authoritative until they are integrated into the codification standard.

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October 20, 2009	Page 3

On January 1, 2009, Gilead adopted guidance in the Debt Topic of the FASB ASC (formerly FASB Staff Position APB No. 14-1, “Accounting for Convertible Debt Instruments That May Be Settled In Cash Upon Conversion (Including Partial Cash Settlement)”) and recorded additional after-tax interest expense for the third quarter of 2009 of $8.8 million. This guidance requires retrospective application upon adoption; therefore, net income attributable to Gilead for the third quarter of 2008 has been adjusted from that which was previously reported to reflect additional after-tax interest expense of $8.2 million.

On January 1, 2009, Gilead adopted guidance in the Consolidation Topic of the FASB ASC (formerly SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements, an amendment of Accounting Research Bulletin No. 51, Consolidated Financial Statements”), and reflected the change in presentation of the noncontrolling interest (formerly minority interest) on a retrospective basis in Gilead’s financial statements.

Corporate Highlights

In July 2009, Gilead announced that Kevin E. Lofton had been appointed to the company’s Board of Directors. Mr. Lofton is currently the President and Chief Executive Officer of Catholic Health Initiatives, a Denver-based healthcare system operating the full continuum of services from hospitals to home health agencies throughout the nation.

In August 2009, Gilead announced the promotion of Gregg H. Alton to Executive Vice President, Corporate and Medical Affairs. Mr. Alton was previously Senior Vice President and General Counsel, responsible for legal, government and public affairs and international access operations, and recently assumed the additional responsibility of management for Gilead’s global medical affairs activities and personnel.

Product and Pipeline Update

Antiviral Franchise

In July 2009, Gilead announced that it had entered into a license and collaboration agreement with Tibotec for the development and commercialization of a new once-daily fixed-dose antiretroviral regimen containing Gilead’s Truvada and Tibotec’s investigational non-nucleoside reverse transcriptase inhibitor TMC278 (rilpivirine hydrochloride, 25 mg) for treatment-naïve HIV-infected individuals.

Also in July, Gilead highlighted results from the DART (Development of Anti-Retroviral Treatment in Africa) study, which evaluated the need for routine laboratory monitoring in adults taking antiretroviral therapy in Africa. Data from this study were presented at the 5th International AIDS Society Conference on HIV Pathogenesis, Treatment and Prevention (IAS 2009) in Cape Town, South Africa on July 21, 2009.

Cardiovascular Franchise

In September 2009, Gilead announced the online publication in The Lancet of data from DAR-311 (DORADO), a Phase III clinical trial evaluating the company’s once-daily oral endothelin receptor antagonist darusentan as an add-on treatment for resistant hypertension.

Respiratory Franchise

In September 2009, Gilead announced that the European Commission had granted conditional marketing authorization for Cayston® 75 mg powder and solvent for nebuliser solution for the suppressive therapy of chronic pulmonary infections due to Pseudomonas aeruginosa in patients with cystic fibrosis aged 18 years and older. Cayston will be made available in certain countries of the European Union, subject to the requirements of national authorities, beginning in early 2010. Also in September, Cayston received conditional marketing approval in Canada.

Conference Call

At 4:30 p.m. Eastern Time today, Gilead will host a conference call and a simultaneous webcast to discuss the results of its third quarter of 2009. During this call/webcast, Gilead’s management will discuss the company’s third quarter of 2009 results and provide a general business update. The webcast will be available live via the internet by accessing Gilead’s website at www.gilead.com. To access the webcast, please connect to the company’s website at least 15 minutes prior to the conference call to ensure adequate time

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October 20, 2009	Page 4

for any software download that may be needed to hear the webcast. Alternatively, please call 1-800-299-0148 (U.S.) or 1-617-801-9711 (international) and dial the participant passcode 45136998 to access the call.

A replay of the webcast will be archived on the company’s website for one year, and a phone replay will be available approximately two hours following the call through October 23, 2009. To access the phone replay, please call 1-888-286-8010 (U.S.) or 1-617-801-6888 (international) and dial the participant passcode 98856771.

About Gilead

Gilead Sciences is a biopharmaceutical company that discovers, develops and commercializes innovative therapeutics in areas of unmet medical need. Gilead’s mission is to advance the care of patients suffering from life-threatening diseases worldwide. Headquartered in Foster City, California, Gilead has operations in North America, Europe and Australia.

Non-GAAP Financial Information

Non-GAAP net income attributable to Gilead and net income attributable to Gilead per diluted share for the three and nine months ended September 30, 2009 are presented excluding the after-tax impact of acquisition-related transaction costs, amortization of inventory mark-up and amortization of purchased intangibles; restructuring expenses; and stock-based compensation expenses, and have been adjusted for the application of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (APB 25), in computing non-GAAP dilutive securities. Non-GAAP net income attributable to Gilead and net income attributable to Gilead per diluted share for the three months ended September 30, 2008 are presented excluding the after-tax impact of stock-based compensation expenses, and have been adjusted for the application of APB 25 in computing non-GAAP dilutive securities. Non-GAAP net income attributable to Gilead and net income attributable to Gilead per diluted share for the nine months ended September 30, 2008 are presented excluding the after-tax impact of stock-based compensation expenses and purchased in-process R&D expense, and have been adjusted for the application of APB 25 in computing non-GAAP dilutive securities. Non-GAAP R&D expenses for the three and nine months ended September 30, 2009 are presented excluding the impact of restructuring expenses and stock-based compensation expenses. Non-GAAP SG&A expenses for the three and nine months ended September 30, 2009 are presented excluding the impact of acquisition-related transaction costs, restructuring expenses and stock-based compensation expenses. Non-GAAP R&D expenses and SG&A expenses for the three and nine months ended September 30, 2008 are presented excluding the impact of stock-based compensation expenses. Management believes this non-GAAP information is useful for investors, taken in conjunction with Gilead’s GAAP financial statements, because management uses such information internally for its operating, budgeting and financial planning purposes. Non-GAAP information is not prepared under a comprehensive set of accounting rules and should only be used to supplement an understanding of Gilead’s operating results as reported under U.S. GAAP.

Forward-looking Statements

Statements included in this press release that are not historical in nature are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Gilead cautions readers that forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include: Gilead’s ability to sustain growth in revenues for its antiviral and cardiovascular franchises; unpredictable variability of Tamiflu royalties and the strong relationship between this royalty revenue and global pandemic planning and supply; Gilead’s ability to receive regulatory approvals in a timely manner or at all, for new and current products, darusentan for resistant hypertension and full marketing authorization of Cayston in the European Union and Canada; Gilead’s ability to advance the fixed-dose antiretroviral regimen under its collaboration with Tibotec Pharmaceuticals; Gilead’s ability to successfully commercialize any products that receive regulatory approvals; Gilead’s ability to successfully develop its respiratory and cardiovascular franchises; initiating and completing clinical trials may take longer or cost more than expected; fluctuations in the foreign exchange rate of the U.S. dollar that may reduce or eliminate the favorable foreign currency exchange impact on Gilead’s future revenues and pre-tax earnings; our ability to consummate additional purchases under our share repurchase program due to changes in our stock price, corporate or other market conditions; Gilead’s ability to increase sales of CV Therapeutics’ approved products and its ability to advance pipeline programs; and other risks identified from time to time in Gilead’s reports filed with the U.S. Securities and Exchange Commission. In addition, Gilead makes estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and related disclosures. Gilead bases its estimates on historical experience and on various other market-specific and other relevant assumptions that it believes to be

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October 20, 2009	Page 5

reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ significantly from these estimates. You are urged to consider statements that include the words “may,” “will,” “would,” “could,” “should,” “might,” “believes,” “estimates,” “projects,” “potential,” “expects,” “plans,” “anticipates,” “intends,” “continues,” “forecast,” “designed,” “goal,” or the negative of those words or other comparable words to be uncertain and forward-looking. Gilead directs readers to its Annual Report on Form 10-K for the year ended December 31, 2008, its Quarterly Reports on Form 10-Q for the first and second quarters of 2009 and its subsequent Current Reports on Form 8-K. Gilead claims the protection of the Safe Harbor contained in the Private Securities Litigation Reform Act of 1995 for forward-looking statements. All forward-looking statements are based on information currently available to Gilead, and Gilead assumes no obligation to update any such forward-looking statements.

# # #

Truvada, Viread, Emtriva, Hepsera, AmBisome, Letairis, Ranexa and Cayston are registered trademarks of Gilead Sciences, Inc.

Atripla is a registered trademark of Bristol-Myers Squibb & Gilead Sciences, LLC.

Tamiflu is a registered trademark of F. Hoffmann-La Roche Ltd.

For more information on Gilead Sciences, Inc., please visit www.gilead.com or call the Gilead Public Affairs Department at 1-800-GILEAD-5 (1-800-445-3235).

October 20, 2009	Page 6

GILEAD SCIENCES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(unaudited)

(in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Revenues:
Product sales	$1,648,955	$1,338,502	$4,664,913	$3,697,024
Royalty, contract and other revenues	152,434	32,766	314,091	210,521

Total revenues	1,801,389	1,371,268	4,979,004	3,907,545

Costs and expenses:
Cost of goods sold	409,700	300,183	1,122,159	805,715
Research and development	269,856	188,062	700,273	519,905
Selling, general and administrative	227,427	189,189	692,789	603,679
Purchased in-process research and development	—	—	—	10,851

Total costs and expenses	906,983	677,434	2,515,221	1,940,150

Income from operations	894,406	693,834	2,463,783	1,967,395
Interest and other income, net	14,017	3,637	31,098	40,363
Interest expense (1)	(17,217)	(16,382)	(52,372)	(48,811)

Income before provision for income taxes	891,206	681,089	2,442,509	1,958,947
Provision for income taxes (1)	220,728	187,396	616,310	546,206

Net income (2)	670,478	493,693	1,826,199	1,412,741
Net loss attributable to noncontrolling interest (2)	2,555	2,160	7,344	6,195

Net income attributable to Gilead (2)	$673,033	$495,853	$1,833,543	$1,418,936

Net income per share attributable to Gilead common stockholders - basic (2)	$0.75	$0.54	$2.02	$1.54

Net income per share attributable to Gilead common stockholders - diluted (2)	$0.72	$0.52	$1.96	$1.47

Shares used in per share calculation - basic	903,319	920,807	906,213	923,894

Shares used in per share calculation - diluted	932,424	960,585	936,530	964,267

Notes:

(1)	On January 1, 2009, Gilead adopted guidance in the Debt Topic of the FASB ASC (formerly FSP APB 14-1) on a retrospective basis for its convertible senior notes and reflected additional after-tax interest expense of $8.8 million and $8.2 million for the three months ended September 30, 2009 and 2008, respectively, and reflected additional after-tax interest expense of $25.6 million and $24.0 million for the nine months ended September 30, 2009 and 2008, respectively.

(2)	On January 1, 2009, Gilead adopted guidance in the Consolidation Topic of the FASB ASC (formerly SFAS 160) and presented on a retrospective basis its noncontrolling interest (formerly minority interest) as net loss attributable to noncontrolling interest which is a component of consolidated net income.

October 20, 2009	Page 7

GILEAD SCIENCES, INC.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION

(unaudited)

(in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Net income attributable to Gilead (GAAP)	$673,033	$495,853	$1,833,543	$1,418,936
Acquisition-related transaction costs	239	—	8,404	—
Acquisition-related amortization of inventory mark-up	3,667	—	6,326	—
Acquisition-related amortization of purchased intangibles	10,866	—	19,775	—
Restructuring expenses	6,260	—	24,052	—
Stock-based compensation expenses	36,218	30,081	106,467	82,491
Purchased in-process research and development expense	—	—	—	7,769

Net income attributable to Gilead (Non-GAAP)	$730,283	$525,934	$1,998,567	$1,509,196

Net income per share attributable to Gilead common stockholders - diluted (GAAP)	$0.72	$0.52	$1.96	$1.47
Acquisition-related transaction costs	0.00	—	0.01	—
Acquisition-related amortization of inventory mark-up	0.00	—	0.01	—
Acquisition-related amortization of purchased intangibles	0.01	—	0.02	—
Restructuring expenses	0.01	—	0.03	—
Stock-based compensation expenses	0.04	0.03	0.11	0.09
Purchased in-process research and development expense	—	—	—	0.01

Net income per share attributable to Gilead common stockholders - diluted (Non-GAAP) (1)	$0.78	$0.55	$2.13	$1.56

Shares used in per share calculation - diluted (GAAP)	932,424	960,585	936,530	964,267
Effect of SFAS 123R	(119)	1,924	245	2,103

Shares used in per share calculation - diluted (Non-GAAP)	932,305	962,509	936,775	966,370

Research and development expenses (GAAP)	$269,856	$188,062	$700,273	$519,905
Restructuring expenses	(5,780)	—	(17,031)	—
Stock-based compensation expenses	(21,916)	(17,680)	(63,192)	(49,945)

Research and development expenses (Non-GAAP)	$242,160	$170,382	$620,050	$469,960

Selling, general and administrative expenses (GAAP)	$227,427	$189,189	$692,789	$603,679
Acquisition-related transaction costs	(239)	—	(8,404)	—
Restructuring expenses	(2,623)	—	(15,478)	—
Stock-based compensation expenses	(24,230)	(21,322)	(72,255)	(57,526)

Selling, general and administrative expenses (Non-GAAP)	$200,335	$167,867	$596,652	$546,153

Note:

(1)	Amounts may not sum due to rounding

October 20, 2009	Page 8

GILEAD SCIENCES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	September 30, 2009	December 31, 2008
	(unaudited)	(Note 2)
Cash, cash equivalents and marketable securities	$3,292,130	$3,239,639
Accounts receivable, net	1,339,165	1,023,397
Inventories	1,017,827	927,868
Property, plant and equipment, net	701,371	528,799
Intangible assets (1)	1,555,602	123,008
Other assets (3)	1,030,885	1,094,120

Total assets	$8,936,980	$6,936,831

Current liabilities	$1,889,249	$1,220,992
Long-term liabilities (3)(4)	1,295,574	1,250,256
Stockholders’ equity (3)(4)	5,752,157	4,465,583

Total liabilities and stockholders’ equity	$8,936,980	$6,936,831

Notes:

(1)	In April 2009, Gilead acquired CV Therapeutics for $1.39 billion. Gilead allocated the purchase price in accordance with guidance in the Business Combinations Topic of the FASB ASC (formerly SFAS 141R) and recorded $951.2 million in intangible assets relating to marketed products, which constituted a significant portion of the purchase price allocation.

(2)	Derived from audited consolidated financial statements at that date adjusted for retrospective application of guidance per notes 3 and 4 below.

(3)	On January 1, 2009, Gilead adopted guidance in the Debt Topic of the FASB ASC (formerly FSP APB 14-1) on a retrospective basis for its convertible senior notes. As of December 31, 2008, the retrospective adoption of this guidance decreased deferred tax assets and debt issuance costs included in other assets by an aggregate of $81.7 million, decreased convertible senior notes included in long-term liabilities by $201.8 million, and increased total stockholders’ equity by $120.1 million after a charge of $82.6 million to retained earnings.

(4)	On January 1, 2009, Gilead adopted guidance in the Consolidation Topic of the FASB ASC (formerly SFAS 160) and reclassified its noncontrolling interest (formerly minority interest) of $193.0 million from liabilities to stockholders’ equity on a retrospective basis.

October 20, 2009	Page 9

GILEAD SCIENCES, INC.

PRODUCT SALES SUMMARY

(unaudited)

(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Antiviral products:
Truvada – U.S.	$292,918	$262,065	$859,603	$736,999
Truvada – Europe	292,819	257,315	859,036	716,593
Truvada – Other International	34,827	29,721	100,357	91,043

	620,564	549,101	1,818,996	1,544,635

Atripla – U.S.	407,896	346,377	1,180,072	965,254
Atripla – Europe	182,222	71,028	461,836	122,727
Atripla – Other International	15,181	10,218	42,416	18,960

	605,299	427,623	1,684,324	1,106,941

Viread – U.S.	74,675	63,431	212,122	184,913
Viread – Europe	67,989	66,320	199,329	193,309
Viread – Other International	27,047	26,207	77,790	81,084

	169,711	155,958	489,241	459,306

Hepsera – U.S.	25,795	36,744	74,218	102,600
Hepsera – Europe	38,123	49,437	117,837	148,431
Hepsera – Other International	4,010	5,036	15,661	13,573

	67,928	91,217	207,716	264,604

Emtriva – U.S.	3,865	4,001	11,211	11,945
Emtriva – Europe	1,863	2,762	6,369	7,437
Emtriva – Other International	1,001	871	3,421	4,729

	6,729	7,634	21,001	24,111

Total Antiviral products – U.S.	805,149	712,618	2,337,226	2,001,711
Total Antiviral products – Europe	583,016	446,862	1,644,407	1,188,497
Total Antiviral products – Other International	82,066	72,053	239,645	209,389

	1,470,231	1,231,533	4,221,278	3,399,597

AmBisome	77,064	72,884	214,645	213,680
Letairis	48,073	31,656	131,781	76,679
Ranexa	49,005	—	85,070	—
Other products	4,582	2,429	12,139	7,068

	178,724	106,969	443,635	297,427

Total product sales	$1,648,955	$1,338,502	$4,664,913	$3,697,024